                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*


                                VARIAGENICS, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

    COMMON STOCK, $.01 PAR VALUE AND COMMON STOCK UNDERLYING CERTAIN WARRANTS
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   922196-10-0
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2000
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                             / /     Rule 13d-1(b)
                             / /     Rule 13d-1(c)
                             /X/     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                        ------------------
CUSIP NO. 922196-10-0                 13G                    PAGE 2 OF 13 PAGES
---------------------                                        ------------------

------- -----------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Forward Ventures III, L.P.
        I.R.S. Identification No. 33-0720306

------- -----------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a) [ ]
                                                              (b) [ ]

------- -----------------------------------------------------------------------
  3     SEC USE ONLY

------- -----------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

------- -----------------------------------------------------------------------
------------------------- ----- -----------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF
                          ----- -----------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,242,324 shares

                          ----- -----------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares

                          ----- -----------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                1,242,324 shares

------------------------- ----- -----------------------------------------------
------- -----------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,242,324 shares

------- -----------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


------- -----------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.3%

------- -----------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

------- -----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        ------------------
CUSIP NO. 922196-10-0                 13G                    PAGE 3 OF 13 PAGES
---------------------                                        ------------------

------- -----------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Forward Ventures III Institutional Partners, L.P.
        I.R.S. Identification No. 33-0741913
------- -----------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a) [ ]
                                                              (b) [ ]

------- -----------------------------------------------------------------------
  3     SEC USE ONLY

------- -----------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

------- -----------------------------------------------------------------------
------------------------- ----- -----------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF
                          ----- -----------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,242,324 shares

                          ----- -----------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares

                          ----- -----------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                1,242,324 shares

------------------------- ----- -----------------------------------------------
------- -----------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,242,324 shares

------- -----------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


------- -----------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.3%


------- -----------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

------- -----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        ------------------
CUSIP NO. 922196-10-0                 13G                    PAGE 4 OF 13 PAGES
---------------------                                        ------------------

------- -----------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Forward III Associates, L.L.C.
        I.R.S. Identification No. 33-0720303
------- -----------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a) [ ]
                                                              (b) [ ]

------- -----------------------------------------------------------------------
  3     SEC USE ONLY

------- -----------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

------- -----------------------------------------------------------------------
------------------------- ----- -----------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF
                          ----- -----------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,242,324 shares

                          ----- -----------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares

                          ----- -----------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                1,242,324 shares

------------------------- ----- -----------------------------------------------
------- -----------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,242,324 shares

------- -----------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


------- -----------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.3%

------- -----------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN

------- -----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        ------------------
CUSIP NO. 922196-10-0                 13G                    PAGE 5 OF 13 PAGES
---------------------                                        ------------------

------- -----------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Standish M. Fleming
------- -----------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a) [ ]
                                                              (b) [ ]

------- -----------------------------------------------------------------------
  3     SEC USE ONLY

------- -----------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

------- -----------------------------------------------------------------------
------------------------- ----- -----------------------------------------------
                           5    SOLE VOTING POWER

                                2,000 shares
       NUMBER OF
                          ----- -----------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,242,324 shares

                          ----- -----------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 2,000 shares

                          ----- -----------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                1,242,324 shares

------------------------- ----- -----------------------------------------------
------- -----------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,244,324 shares

------- -----------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


------- -----------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.3%

------- -----------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

------- -----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        ------------------
CUSIP NO. 922196-10-0                 13G                    PAGE 6 OF 13 PAGES
---------------------                                        ------------------

------- -----------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Jeffrey Sollender
------- -----------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a) [ ]
                                                              (b) [ ]

------- -----------------------------------------------------------------------
  3     SEC USE ONLY

------- -----------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

------- -----------------------------------------------------------------------
------------------------- ----- -----------------------------------------------
                           5    SOLE VOTING POWER

                                3,100 shares
       NUMBER OF
                          ----- -----------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,242,324 shares

                          ----- -----------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 3,100 shares

                          ----- -----------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                1,242,324 shares

------------------------- ----- -----------------------------------------------
------- -----------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,245,424 shares

------- -----------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


------- -----------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.3%

------- -----------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

------- -----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        ------------------
CUSIP NO. 922196-10-0                 13G                    PAGE 7 OF 13 PAGES
---------------------                                        ------------------

------- -----------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Ivor Royston, M.D.
------- -----------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a) [ ]
                                                              (b) [ ]

------- -----------------------------------------------------------------------
  3     SEC USE ONLY

------- -----------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

------- -----------------------------------------------------------------------
------------------------- ----- -----------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF
                          ----- -----------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,242,324 shares

                          ----- -----------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares

                          ----- -----------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                1,242,324 shares

------------------------- ----- -----------------------------------------------
------- -----------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,242,324 shares

------- -----------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


------- -----------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.3%

------- -----------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN

------- -----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

---------------------                                        ------------------
CUSIP NO. 922196-10-0                 13G                    PAGE 8 OF 13 PAGES
---------------------                                        ------------------

Item 1(a).  NAME OF ISSUER: Variagenics, Inc.

Item 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            60 Hampshire St., Building 400,
            Cambridge, MA 02139

Item 2(a). NAMES OF PERSONS FILING: (1) Forward Ventures III, L.P.; (2) Forward Ventures III Institutional Partners, L.P.; (3) Forward III Associates, L.L.C. (the sole general partner of Forward Ventures III, L.P. and Forward Ventures III Institutional Partners, L.P.); and (4) Standish M. Fleming, Jeffrey Sollender and Ivor Royston, M.D. (the managing members of Forward III Associates, L.L.C.).

Item 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: The address of the principal business office of each of Forward Ventures III, L.P., Forward Ventures III Institutional Partners, L.P., Forward III Associates, L.L.C., Standish M. Fleming, Jeffrey Sollender and Ivor Royston, M.D. is 9255 Towne Centre Drive, Suite 300, San Diego, CA 92121.

Item 2(c). CITIZENSHIP: Forward Ventures III, L.P. is a limited partnership organized under the laws of the State of Delaware. Forward Ventures III Institutional Partners, L.P. is a limited partnership organized under the laws of the State of Delaware. Forward III Associates, L.L.C. is a limited liability company organized under the laws of the State of Delaware. Each of Standish M. Fleming, Jeffrey Sollender and Ivor Royston, M.D. is a United States citizen.

Item 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $.01 par value and Common Stock underlying certain warrants.

Item 2(e).  CUSIP NUMBER: 922196-10-0

Item 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
            (C), CHECK WHETHER THE PERSON FILING IS A:

            (a)  [ ] Broker or Dealer registered under Section 15 of the
                     Securities Exchange Act of 1934 (the "Act").

            (b)  [ ] Bank as defined in Section 3(a)(6) of the Act.

            (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the
                     Act.

            (d)  [ ] Investment Company registered under Section 8 of the
                     Investment Company Act of 1940.

            (e)  [ ] An investment adviser in accordance with Rule
                     13d-1(b)(1)(ii)(E).

            (f)  [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

---------------------                                        ------------------
CUSIP NO. 922196-10-0                 13G                    PAGE 9 OF 13 PAGES
---------------------                                        ------------------

            (g)  [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

            (h)  [ ] A savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act;

            (i)  [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

            (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

            Not Applicable.

Item 4.           OWNERSHIP.

                  (a)   Amount Beneficially Owned:

                        As of December 31, 2000, Forward Ventures III, L.P. was the record holder of 216,155 shares of Common Stock and Warrants exercisable within sixty days for 43,364 shares of Common Stock. As of December 31, 2000, Forward Ventures III Institutional Partners, L.P. was the record holder of 818,587 shares of Common Stock and Warrants exercisable within sixty days for 164,218 shares of Common Stock (such 1,034,742 shares of Common Stock and Warrants for 207,582 shares of Common Stock to be referred to collectively as the "Record Shares"). By virtue of the affiliate relationship among Forward Ventures III, L.P., Forward Ventures III Institutional Partners, L.P. and Forward III Associates, L.L.C., Forward III Associates, L.L.C. may be deemed to own beneficially all of the Record Shares. In their capacities as individual managers of Forward III Associates, L.L.C., Standish M. Fleming, Jeffrey Sollender and Ivor Royston, M.D. may be deemed to own beneficially all of the Record Shares. In addition, Standish M. Fleming owns 2,000 shares of Common Stock in his individual capacity and Jeffrey Sollender owns 3,100 shares of Common Stock in his individual capacity.

                        Each of the reporting persons expressly disclaims beneficial ownership, except to the extent of its pecuniary interest therein, if any, of any shares of Common Stock and Warrants of Variagenics, Inc., except in the case of Forward Ventures III, L.P. and Forward Ventures III Institutional Partners, L.P. for the 259,519 and 982,805 shares which they respectively hold of record, and except in the case of any shares of Common Stock individually held by Standish M. Fleming and Jeffrey Sollender, consisting of 2,000 and 3,100 shares respectively.


                  (b)   Percent of Class:

                        Forward Ventures III, L.P.:  5.3%
                        Forward Ventures III Institutional Partners, L.P.: 5.3% Forward III Associates, L.L.C.: 5.3%
                        Standish M. Fleming:  5.3%
                        Jeffrey Sollender:  5.3%
                        Ivor Royston, M.D.:  5.3%

---------------------                                       -------------------
CUSIP NO. 922196-10-0                 13G                   PAGE 10 OF 13 PAGES
---------------------                                       -------------------

      The foregoing percentages are calculated based upon the 23,115,637 shares of Common Stock of Variagenics, Inc. outstanding as of December 31, 2000, as provided in a phone conversation on January 25, 2001, with the Investor Relations department of the issuer and Warrants to purchase a total of 207,582 shares of Common Stock, exercisable in less than sixty days, held by Forward Ventures III, L.P. and Forward Ventures III Institutional Partners, L.P..

                  (c)   Number of shares as to which such person has:

                        (i)    sole power to vote or to direct the vote:

                               Standish M. Fleming:  2,000 shares
                               Jeffrey Sollender:  3,100 shares

                        (ii)   shared power to vote or to direct the vote:

                               Forward Ventures III, L.P.: 1,242,324 shares Forward Ventures III Institutional Partners,
                                 L.P.:  1,242,324 shares
                               Forward III Associates, L.L.C.:
                                 1,242,324 shares
                               Standish M. Fleming:  1,242,324 shares
                               Jeffrey Sollender:  1,242,324 shares
                               Ivor Royston, M.D.:  1,242,324 shares

                        (iii) sole power to dispose or direct the disposition of:

                               Standish M. Fleming:  2,000 shares
                               Jeffrey Sollender:  3,100 shares

                        (iv)   shared power to dispose or direct the
                               disposition of:

                               Forward Ventures III, L.P.: 1,242,324 shares Forward Ventures III Institutional Partners,
                                 L.P.: 1,242,324 shares
                               Forward III Associates, L.L.C.:
                                 1,242,324 shares
                               Standish M. Fleming:  1,242,324 shares
                               Jeffrey Sollender:  1,242,324 shares
                               Ivor Royston, M.D.:  1,242,324 shares

Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                                 Not Applicable.

Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                                 Not Applicable.

---------------------                                       -------------------
CUSIP NO. 922196-10-0                 13G                   PAGE 11 OF 13 PAGES
---------------------                                       -------------------

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                                 Not Applicable.

Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(J).

Item 9.           NOTICE OF DISSOLUTION OF GROUP.

                                 Not Applicable.

Item 10.          CERTIFICATION.

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

---------------------                                       -------------------
CUSIP NO. 922196-10-0                 13G                   PAGE 12 OF 13 PAGES
---------------------                                       -------------------

                                    SIGNATURE

        After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:   February 7, 2001

FORWARD VENTURES III, L.P.

By: Forward III Associates, L.L.C.

           By:   /S/ STANDISH M. FLEMING
             -------------------------------------------------
             Standish M. Fleming
             Managing Member


FORWARD VENTURES III INSTITUTIONAL PARTNERS, L.P.

By:  Forward III Associates, L.L.C.

            By:   /S/ STANDISH M. FLEMING
               -----------------------------------------------
               Standish M. Fleming
               Managing Member


FORWARD III ASSOCIATES, L.L.C.

            By:   /S/ STANDISH M. FLEMING
               -----------------------------------------------
               Standish M. Fleming
               Managing Member


STANDISH M. FLEMING

      /S/ STANDISH M. FLEMING
---------------------------------------------------------------


JEFFREY SOLLENDER

      /S/ JEFFREY SOLLENDER
---------------------------------------------------------------


IVOR ROYSTON, M.D.

      /S/ IVOR ROYSTON, M.D.
---------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 922196-10-0                 13G                   PAGE 13 OF 13 PAGES
---------------------                                       -------------------

                                    AGREEMENT

        Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Variagenics, Inc.

        EXECUTED this 7th day of February, 2001.


FORWARD VENTURES III, L.P.

By:    FORWARD III ASSOCIATES, L.L.C.

           By:   /S/ STANDISH M. FLEMING
             -------------------------------------------------
             Standish M. Fleming
             Managing Member


FORWARD VENTURES III INSTITUTIONAL PARTNERS, L.P.

By:    FORWARD III ASSOCIATES, L.L.C.

           By:   /S/ STANDISH M. FLEMING
              ------------------------------------------------
              Standish M. Fleming
              Managing Member


FORWARD III ASSOCIATES, L.L.C.

            By:   /S/ STANDISH M. FLEMING
               -----------------------------------------------
               Standish M. Fleming
               Managing Member


STANDISH M. FLEMING

      /S/ STANDISH M. FLEMING
---------------------------------------------------------------


JEFFREY SOLLENDER

      /S/ JEFFREY SOLLENDER
---------------------------------------------------------------


IVOR ROYSTON, M.D.

      /S/ IVOR ROYSTON, M.D.
---------------------------------------------------------------